Exhibit 16.1

October 10, 2006

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, Changes in Registrant’s Certifying Accountant, in the Form 8-K dated October 6, 2006, of ClearOne Communications Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Jones Simkins PC.

/s/ Hansen, Barnett & Maxwell
HANSEN, BARNETT & MAXWELL